Exhibit 5.1

September 5, 2018

GulfMark Offshore Inc.
842 West Sam Houston Parkway North, Suite 400
Houston, TX 77024

Re:	GulfMark Offshore, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of GulfMark Offshore, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 5, 2018 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of 876,552 shares of the Company’s common stock, par value $0.01 (the “Common Stock”) issuable pursuant to the GulfMark Offshore, Inc. Management Incentive Plan (the “MIP”).

In arriving at the opinion expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock described above, when the shares of Common Stock are issued in accordance with the terms set forth in the MIP, when the payment or other delivery of the consideration therefor pursuant to the terms of the MIP has occurred, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). Although we are not admitted to practice in the State of Delaware, we are familiar with the Delaware General Corporation Law and have made such investigation thereof as we deemed necessary or desirable for the purpose of rendering the opinion contained herein. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn and Crutcher LLP